FORM OF SERIES 2014B-2 NOTE
SOUTH JERSEY INDUSTRIES, INC.
FLOATING RATE SENIOR NOTE, SERIES 2014B-2, DUE SEPTEMBER 26, 2019
No. NB2014B2-__    [Date]
$[_______]    PPN[______________]

FOR VALUE RECEIVED, the undersigned, SOUTH JERSEY INDUSTRIES, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of New Jersey, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on September 26, 2019, with interest (computed on the basis of a 360-day year and actual days elapsed) (a) on the unpaid balance hereof at a floating rate equal to Adjusted LIBOR from the date hereof, payable quarterly, on the 26th day of March, June, September and December in each year, commencing on December 26, 2014, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Prepayment Premium and any LIBOR Breakage Amount, at a rate per annum from time to time equal to 2% plus the Adjusted LIBOR, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Prepayment Premium and LIBOR Breakage Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of America, N.A., New York, New York, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of June 26, 2014 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. This Note is a Series 2014B-2 Note. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Prepayment Premium and LIBOR Breakage Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

SOUTH JERSEY INDUSTRIES, INC.

By
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